Exhibit 99.1

NEXTWAVE WIRELESS RECEIVES NASDAQ DELISTING NOTICE
AND INTENDS TO REQUEST HEARING TO PRESENT COMPLIANCE PLAN

SAN DIEGO--(BUSINESS WIRE)--NextWave Wireless Inc. (NASDAQ: WAVE - News) (the “Company”) today announced that, on Jan. 22, 2010, the Company received a NASDAQ Staff Determination letter indicating that the Company’s common stock is subject to delisting from The NASDAQ Global Market because of non-compliance with the $1.00 minimum bid price requirement, as set forth in NASDAQ Listing Rule 5450(a)(1) (the “Rule”), unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) by the close of business on Jan. 29, 2010.  The Company intends to timely request a hearing and accordingly its common stock will remain listed on The NASDAQ Global Market pending a final determination by the Panel.

In connection with the hearing, the Company intends to submit a plan outlining its strategy for regaining compliance with the Rule, which the Company anticipates may include a reverse stock split.  Under NASDAQ’s Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff Determination letter, or through July 21, 2010, in order to permit the Company adequate time to effectuate a reverse stock split or otherwise regain compliance with the Rule.  However, there can be no assurance that the Panel will grant the Company additional time or that the Company’s efforts to maintain the listing of its common stock on NASDAQ will be successful.

About NextWave Wireless

NextWave Wireless Inc. is a wireless technology company that develops, produces and markets mobile multimedia and consumer electronic connectivity products including device-embedded software for mobile handsets, client-server media platforms, media sharing software for consumer electronics and pocket-sized mobile broadcast receivers. The company also manages and maintains worldwide wireless spectrum licenses.